EXHIBIT 99.1
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                            Explanation of Responses:

(1) DSI Holdings, LLC and DSI Acquisition, Inc. are parties to that certain Voting Agreement, dated as of July 26, 2007 (the "Voting Agreement"), with each of Rounick Family Partnership, Jack A. Rounick and Stuart Savett as Trustees for MJR Grit, The Joint Revocable Trust of Marvin Rounick & Judy Rounick dated December 21, 1987, Marvin Rounick, Irrevocable Trust of Marvin Rounick dated January 6, 1978 F/B/O Natalie Rounick, Irrevocable Trust of Marvin Rounick dated January 6, 1978 F/B/O David Rounick, The Joint Revocable Trust of Warren Weiner and Penny Weiner dated December 14, 1987, Weiner Holding Company, Barry H. Frank and Robert Shein as Trustees for PBW GRIT, Barry H. Frank and Robert Shein as Trustees for WW GRIT, Warren Weiner, Weiner Holding Company II, Warren Weiner as Trustee for Irrevocable Trust U/A/D December 20, 1985 by Aaron Weiner F/B/O Farryn Weiner, Warren Weiner as Trustee for Irrevocable Trust U/A/D December 20, 1985 by Aaron Weiner F/B/O Amanda Weiner, Warren Weiner as Trustee U/A November 8, 1983 by Aaron Weiner for Christopher Weiner, Warren Weiner as Trustee U/A dated December 27, 1999 by Penny Weiner, 1999 Trust F/B/O Jordin Elizabeth Carp, Warren Weiner as Trustee U/A dated December 29, 2001 by Penny Weiner, 2001 Trust F/B/O Riley Jaye Block, Warren Weiner as Trustee U/A dated May 3, 2003 by Penny Weiner, Trust F/B/O Gregory Aaaron Carp, Noreen Rounick and Jack A. Rounick, in joint tenancy, Jack A. Rounick as Trustee under Irrevocable Trust of Jack A. Rounick dated January 28, 1978 F/B/O Amy Joy Rounick, Jack A. Rounick as Trustee under Irrevocable Trust of Jack A. Rounick dated January 28, 1978 F/B/O Eric Scott Rounick, and Jack A. Rounick (the "Stockholders"). Pursuant to the Voting Agreement, the Stockholders have agreed, among other things, to vote their shares of Common Stock in favor of the transactions contemplated by that certain Agreement and Plan of Merger by and among DSI Holdings, LLC, DSI Acquisition, Inc. and Deb Shops, Inc. dated as of July 26, 2007. As a result of entering into the Voting Agreement, DSI Holdings, LLC and DSI Acquisition, Inc. may be deemed beneficial owners of the shares of Common Stock and Preferred Stock subject to the Voting Agreement. (Continued on footnote 2.)

(2) Lee Funding GP, LLC, as the entity at whose direction DSI Holdings, LLC and DSI Acquisition, Inc. were formed, may also be deemed beneficial owners of the shares of Common Stock and Preferred Stock subject to the Voting Agreement. None of the Reporting Persons has any pecuniary interest in any of the shares of Common Stock or Preferred Stock subject to the Voting Agreement and each expressly disclaims beneficial ownership of such shares for all purposes.